EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $.11 CASH DIVIDEND AND 2-FOR-1 STOCK SPLIT

Newport Beach, CA – March 21, 2005 – American Vanguard Corp. (AMEX:AVD) today announced that its Board of Directors has declared a cash dividend of $.11 per share and a two-for-one stock split. The cash dividend and newly issued shares will be distributed on April 15, 2005 to shareholders of record as of March 29, 2005. The cash dividend will be paid on the number of shares outstanding prior to the stock split. Shareholders entitled to fractional shares resulting from the stock dividend will receive cash in lieu of such fractional share based on the closing price of the Company’s stock on March 29, 2005.

Eric Wintemute, President and CEO of American Vanguard, stated, “These distributions reflect the Board’s continued confidence in American Vanguard’s prospects stemming from our strong fiscal 2004 results and our expectations for double-digit sales and net income growth in 2005. We are pleased to continue to share the Company’s profits with our shareholders. The split also benefits our shareholders by providing the opportunity for increased liquidity in our stock, enabling broader ownership of our stock.”

Five-year Historical Cash Dividends

Distribution Date	Cash Dividend (as adjusted (1))
10/15/04	$.050
04/16/04	$.080
10/17/03	$.033
04/11/03	$.058
10/18/02	$.022
04/12/02	$.047
10/19/01	$.020
04/13/01	$.033
10/20/00	$.015
04/14/00	$.036
04/19/99	$.017

(1)	As adjusted for previous stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#93), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ 200 Best Small Companies (#34). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard Corporation News Release March 21, 2005	Page 2

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera
lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

###